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EXHIBIT 10.5

LICENSE AGREEMENT

    This license agreement (the "Agreement") is made and is effective as of the 29th of August 2000 by and between Vyrex Corporation, a California corporation with principal offices located at 2159 Avenida de la Playa, La Jolla, California 92037-3215 ("Licensor") and VDF Futureceuticals, Inc., and Illinois corporation with principal offices located at 300 W. 6th Street, Momence, Illinois 60954 ("Licencee").

RECITALS

    WHEREAS, Licensor is the owner and/or exclusive licensee of certain chromium and boron compounds and/or complexes, including method and know-how, which compounds and/or complexes are covered by United States and/or foreign patents.

    WHEREAS, Licensee is engaged in the business of manufacturing and marketing raw materials and products to the pharmaceutical, nutraceutical, and agricultural industries and is desirous of obtaining certain rights from Licensor to further develop, manufacture and commercialize products based on, or derived from, the chromium and boron compounds and/or complexes.

    WHEREAS, both Licensor and Licensee are desirous of entering to a business relationship whereby Licensor would be granted the exclusive worldwide right to manufacture Licensed Products and both Licensor and License would have the right to commercialize Licensed Products.

    THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1. DEFINITIONS

    1.1 "Licensor's Patent Rights" means patent rights to any subject matter claimed in or covered by: (1) United States Patent number 6071545; patents issued thereon; divisions and continuations thereof; continuations-in-part thereof; substitutions or reissues thereof; and foreign patents and patent applications corresponding thereto, and (2) United States Patent number 5962049; patents issued thereon; divisions and continuations thereof; continuations-in-part thereof; substitutions or reissues thereof; and foreign patents and patent applications corresponding thereto.

    1.2 "License Method" shall mean any process, method, procedure or use which is covered by the Licensor's Patent Rights or the use or practice of which, but for the licenses granted hereunder, would constitute an infringement of any claim in Licensor's Patent Rights.

    1.3 "Licensed Product" means any (a) material or product containing the elements boron and/or chromium and that is covered by Licensor's Patent Rights or whose manufacture, use, practice or sale would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any claim within Licensee's Patent Rights, and/or (b) any material or product developed, made, used, sold, registered or practiced with License Method.

    1.4 "Affiliates" means any legal person which directly or indirectly controls, is controlled by, or is under common control with Licensee. As defined herein "control" means the power to direct the policies of an entity whether through ownership of voting securities or otherwise.

    1.5 "Gross Revenue" means the gross sales of Licensed Products by Licensee, its Affiliates and its sublicensees based on gross invoice prices of Licensed Products less cash, trade, or quantity discounts actually taken.

    1.6 "Major Market Countries" means the United States of America, Canada, Japan, Korea, United Kingdom, France, Germany, Italy, Spain, and Australia.

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2. EXCLUSIVE GRANT

    2.1 Subject to the limitations set forth in this Agreement, Licensor hereby grants to Licensee an exclusive worldwide license under Licensor's Patent Rights to manufacture Licensed Products and to practice Licensed Method.

    2.2 Subject to the limitations set forth in this Agreement, Licensor further grants to Licensee a non-exclusive worldwide license under Licensor's Patent Rights to commercialize Licensed Products with Licensor retaining co-marketing rights to commercialize Licensed Products manufactured by Licensee pursuant to paragraph 2.1 above..

    2.3 Except as otherwise provided herein, the license granted in section 2.1 shall be exclusive for the term of this Agreement.

    2.4 Licensor expressly reserves the right to use the Invention, Licensor's Patent Rights and associated technology for education and research purposes and to publish the results thereof.

3. SUBLICENSES

    3.1 Licensor grants to the Licensee the right to issue sublicenses to third parties under the licenses herein granted, provided the Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses shall include all of the rights of, and obligations due to, the Licensor that are contained in this Agreement. Licensor and Licensee agree that revenues derived from sub-license fees, sublicense maintenance fees and or sublicense royalties shall be split (50%/50%) between Licensor and Licensee. If Licensee is unable to sublicense Licensor's Patent Rights under conditions providing it a fair return, Licensor agrees to enter negotiations with Licensee to arrive at sublicensing terms which are reasonable and fair to both parties.

    3.2 Within thirty (30) days after execution thereof, Licensee shall provide the Licensor with a copy of each sublicense issued hereunder. Licensee shall also promptly collect and guarantee payment of all royalties due Licensor from sublicensees; and summarize and deliver all reports due Licensee from sublicensees.

    3.3 Upon termination of this Agreement for any reason, Licensor, at its sole discretion, shall determine whether any or all sublicenses shall have been canceled or assigned to the Licensor.

4. LICENSE-ISSUE FEE, LICENSE MAINTENANCE FEES AND MILESTONE PAYMENTS

    4.1 The Licensee shall pay to Licensor an Initial License-Issue Fee of twenty-five thousand dollars ($25,000.00) upon execution of this Agreement. Said fee is non-refundable and not an advance against royalties.

    4.2 The Licensee shall pay to Licensor a Supplemental License-Issue Fee of seventy-five thousand dollars ($75,000.00) payable upon attaining $75,000.00 in initial sales of Licensed Products. Said fee is non-refundable and not an advance against royalties.

5. ROYALTIES

    5.1 The Licensee shall pay to Licensor a total gross royalty of thirty percent (30%) of Gross Revenue. Of the thirty percent (30%) gross royalty, Licensee shall credit and allocate five percent (5%) to research and development and the distribution/publication of the results of that research and development of Licensed Product and pay the remaining twenty-fiver percent (25%) to Licensor in accordance with paragraphs 5.2, 5.3, 5.4 and 5.5 below, and sections 7.3 and 7.4.

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    5.2 Paragraphs 1.1, 1.2 and 1.3 define Licensor's Patent Rights, Licensed Product and Licensed Method so that royalties shall be payable on products and methods covered by both pending patent applications and issued patents.

    5.3 Royalties accruing to the Licensor shall be paid to the Licensor monthly commencing on the date of first commercial sale by Licensee, or its affiliates, pursuant to the licenses granted herein. Each such payment will be for royalties which accrued within the Licensee's most recently completed calendar month.

    5.4 Licensee shall pay to the Licensor a minimum monthly royalty, commencing on the effective date of this agreement, equal to the amounts in schedule set forth below. The minimum royalty for any given month shall be credited against the actual paid Licensor for the same month. Month one commences upon both GRAS affirmation and FDA Pre-market Notification approval, (21 CFR Part 190). If the Chromium patent does not prove to be a superior form of Chromium, Minimum Monthly Royalties will not be due. This will be decided by both parties at commencement of month thirteen.

Time Period from Effective Date Hereof	Minimum Monthly Royalty
	Boron	Chromium
Months 1-12	None	None
Months 13-24	$2,500	$2,500
Months 25-36	7,500	7,500
Months 37-life of agreement	15,000	15,000

    5.5 All monies due the Licensor shall be payable in United States funds collectible at par in La Jolla, California or at such other location as Licensor may from time to time designate. When Licensed Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States funds. The exchange rate will be that quoted in the Wall Street Journal on the last business day of the reporting period.

6. DUE DILIGENCE

    6.1 The Licensee, upon execution of this Agreement, shall use best efforts and shall diligently proceed with the development, testing, regulatory approval, manufacture and sale of Licensed Products in all countries of the world and shall earnestly and diligently endeavor to market the same in all countries of the world within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefore. Licensor does not guaranty that approvals will be obtained in all countries where applications are filed.

    6.2 The Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations hereunder.

    6.3 The Licensor and Licensee shall cooperate and use reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products in all Major Market Countries. The costs of such necessary government approvals shall be borne by Licensee.

7. PROGRESS AND ROYALTY PAYMENTS

    7.1 Beginning on the first six (6) month anniversary of the effective date of this agreement, and semi-annually thereafter, the Licensee shall submit to the Licensor a progress report covering the activities of Licensee, its affiliates and sublicensees related to the development, testing, and marketing of each Licensed Product until the first commercial sale of each such product.

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    7.2 The progress reports submitted under section 7.1 shall include, but not be limited to, the following topics:

  •
  summary of work complete

  •
  key scientific discoveries

  •
  summary of work in progress

  •
  current schedule of anticipated events or milestones

  •
  market plans for introduction of Licensed Products, and

  •
  a summary of resources (dollar value) spent in the reporting period.

    7.3 After the first commercial sale of a Licensed Product anywhere in the world, the Licensee will make monthly royalty reports to the Licensor within thirty (30) days after the end of each calendar month. Each such royalty report will cover the most recently completed calendar month and will show (a) the gross sales of Licensed Products, (b) the number of each type of Licensed Product sold; (c) the royalties, in U.S. dollars, payable hereunder with respect to such sales, (d) the method used to calculate the royalty; and (e) the exchange rates used, if any.

    7.4 If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be provided.

8. BOOKS AND RECORDS

    8.1 The Licensee shall keep and shall cause its sublicensees to keep books and records in accordance with generally accepted accounting principles accurately reflecting all transactions and information relating to this Agreement. Such books and records shall be open to inspection by representatives or agents of Licensor at reasonable times upon reasonable notice.

    8.2 The fees and expenses of the Licensor's representatives performing such an examinations shall be borne by Licensor. However, if an error in royalties of more than five percent (5%) of the total royalties due for any royalty period is discovered, then the fees and expenses of these representatives shall be borne by Licensee.

9. RESEARCH AND DEVELOPMENT

    9.1 Licensor and Licensee agree to cooperate in research and development to facilitate and enhance commcerciability of Licensed Products.

    9.2 Licensee may negotiate grants including research contracts for research with various public or private institutions. The patent rights owned by the Licensor to inventions arising from such research, for which Licensee pays all direct and indirect costs of the research project, and which enhance the safety, utility, manufacturability or commercial value of the Licensed Products may be added to patent rights included in the license.

    9.3 All intellectual property inventions arising or derived from Licensors Patent Rights, Licensed Method, Licensed Products, and know-how shall be owned exclusively by Licensor limited only by the licenses granted herein.

    9.4 To the extent that inventions are discovered, falling outside the scope of paragraph 9.3 above, during the course of research and development conducted jointly by Licensor and Licensee, said inventions shall be jointly owned, fifty percent (50%) each by Licensor and Licensee. To the extent that Licensor and Licensee are not "inventors" of the invention pursuant to the definitions of inventorship

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as applied by the United States Patent and Trademark Office, Licensor and Licensee shall be ensure that they are joint assignees, fifty percent (50%) interest each, in said patents.

10. TERM OF THE AGREEMENT

    10.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect until the latter of expirations of the last to expire of any Patent Rights licensed under this Agreement or until the last Patent Application licensed under this Agreement is finally abandoned.

    10.2 Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

Article 5	Royalties
Article 7	Progress and Royalty Reports
Article 8	Books and Records
Article 11	Termination by Licensor
Article 12	Termination by Licensee
Article 19	Indemnification
Article 24	Failure to Perform
Article 29	Secrecy

11. TERMINATION BY THE LICENSOR

    11.1 If the Licensee should violate or fail to perform any term or covenant of this Agreement, then the Licensor may give written notice of such default (Notice of Default) to the Licensee. If the Licensee should fail to cure such default within thirty-five (35) days of the effective date of such notice, the Licensor shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the Licensee. If a Notice of Termination is sent to the Licensee this Agreement shall automatically terminate upon the date such notice is sent. Such termination shall not relieve the Licensee of its obligations to pay any royalties or license fees owing at the time of such termination, shall not terminate Licensee's right to report and pay royalties on Licensed Products in inventory at the time of termination, and shall not impair any accrued right of the Licensor.

    11.2 In addition to the provisions of paragraph 11.1 above, Licensee shall be deemed in default, and Licensor shall have the right terminate the Agreement, if Licensee:

  (a)
  becomes insolvent, as that term is defined pursuant to the bankruptcy provisions of the United States Code;

  (b)
  fails to pay its debts as they generally become due;

  (c)
  voluntarily seeks, consents or acquiesces in the benefits of any United States bankruptcy or similar debtor relief laws of any jurisdiction;

  (d)
  becomes a party to or is made the subject of any proceeding provided for by any debtor-relief law that could suspend or otherwise effect Licensee's rights under this Agreement; or

  (e)
  fails or ceases to actively pursue prosecution, development and/or commercialization of Licensed Products.

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    11.3 Upon termination, all rights granted pursuant the this Agreement shall revert in full to Licensor effective as of the date of termination.

12. TERMINATION BY LICENSEE

    12.1 The Licensee shall have the right at any time to terminate this Agreement by giving notice in writing to the Licensor. Such notice of terminations shall be subject to Article 20 (Notices) and termination of this Agreement shall be effective one hundred twenty (120) days from the effective date of such notice. If such termination is without cause within the first two (2) years of this Agreement, Licensee shall pay to the Licensor the sum of seventy-five thousand dollars ($ 75,000.00) with the Notice of Termination before such notice is effective.

    12.2 Any termination pursuant to Paragraph 12.1 of this Agreement shall not relieve the Licensee of any obligations or liability accrued hereunder prior to such termination or rescind anything done by the Licensee or any payments made to, or accrued to the benefit of, Licensor hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of the Licensor arising under this Agreement prior to such termination.

13. DISPOSITION OF PRODUCTS AND PROPERTY UPON TERMINATION

    13.1 Upon termination of this Agreement by either party (i) the Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products but no more, within a period of one hundred twenty (120) days, provided, however, that the sale of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon, and (ii) the Licensee shall promptly return and shall cause its sublicensees to return, to the Licensor all property belonging to the Licensor and all copies and facsimiles thereof and derivatives therefrom.

14. USE OF TRADEMARKS AND NAMES

    14.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including contraction, abbreviations or simulations of any of the foregoing) in the absence of specific written consent of the owner of such name, trade name, trademark, or other designation. Unless required by law, the use by Licensee, its Affiliates or sublicensees of the name of Licensor is expressly prohibited in the absence of written consent by Licensor.

15. LIMITED WARRANTY

    15.1 The Licensor warrants to the Licensee that it has the lawful right to grant these licenses.

    15.2 These licenses and associated inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

    15.3 IN NO EVENT WILL THE LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

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    15.4 Nothing in this Agreement shall be construed as:

  (a)
  a warranty or representation by the Licensor as to the validity or scope of any Licensor's Patent Rights; or

  (b)
  a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

  (c)
  an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 18; or

  (d)
  conferring by implications, estoppel or otherwise any license or rights under any patents of the Licensor other then the Licensor's Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Licensor's Patent Rights; or

  (e)
  an obligation that the Licensor furnish and license know-how to Licensee other than as defined herein.

16. PATENT COSTS AND MAINTENANCE

    16.1 Licensor assumes all responsibility to prosecute and maintain, at its own expense, patents, and patent applications, relating to Licensor's Patent Rights and all right, title and interest in said patents or patent applications shall belong to Licensor subject only to the licenses granted hereunder.

17. PATENT MARKING

    17.1 The Licensee agrees to mark all Licensed Products, or their containers, made, used or sold under the terms of this Agreement in accordance with applicable patent marking laws and include such other marks, including logos or trademarks as Licensor and Licensee shall agree upon.

18. PATENT INFRINGEMENT

    18.1 In the event that either Licensor or Licensee shall learn of an infringement of any patent licensed under this Agreement, the discovering party shall inform the other in writing within thirty (30) days of learning of the infringement and include in such notice the available evidence of infringement. Both parties to this Agreement agree that during the period, and in a jurisdiction where the Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Licensor's Patent Rights without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

    18.2 The Licensor may request that Licensee take legal action against the infringement of the Licensor's Patent Rights. Such request shall be made in writing. Licensee shall have six (6) months within which to resolve the alleged infringement in a manner and on such terms and conditions as are acceptable to Licensor and Licensee. Licensee may bring suit for patent infringement within the six (6) period in a jurisdiction where the Licensee had exclusive rights under this Agreement. However, in the event the Licensee elects to bring suit in accordance with this paragraph, the Licensor may thereafter join such suit at its own expense.

    18.3 If legal action is decided upon, it shall be at the expense of the party on account of whom suit is brought and all recoveries shall be distributed as follows: (1) if Licensee brings legal action on its own account, to the extent there is a recovery of compensation for lost royalty or license revenue, Licensor shall be entitled to a share of said recovery in the same proportion as it would otherwise be entitled to in accordance with the royalty and license revenue provisions set forth in the Agreement;

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and (2) should legal action brought jointly by the Licensor and the Licensee and participated in by both parties any and all recoveries shall be shared jointly.

    18.4 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit, except that either party may be represented by counsel of its choice pursuant to such party's determination in any suit brought by the other party.

19. INDEMNIFICATION

    19.1 The Licensee shall, and shall cause its sublicensees to, indemnify, hold harmless and defend the Licensor, its officers, employees and agents; the sponsors of the research that the led to the Invention, and the inventors of the patents and patent applications in Licensor's Patent Rights and their employers from and against any and all liabilities, claims, suits, losses, damage, costs, fees and expenses resulting from or arising out of the exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability.

    19.2 The Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance in an amount adequate to insure for any and all potential third party claims provided for in paragraph 19.1 above.

    19.3 The Licensor shall promptly notify Licensee in writing of any claim or suit brought against the Licensor for which Licensor intends to invoke the provisions of this Article. Licensee shall keep the Licensor informed on a current basis of its defense of any claims pursuant to this Article 19.

20. NOTICES

    20.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to such other address as either party shall designate by written notice given to the other party.

In the case of Licensee:	VDF Futureceuticals, Inc. 300 W. 6th Street Momence, Illinois 60954
In the case of Licensor:	Vyrex Corporation 2159 Avenida de la Playa La Jolla, California 92037-3215

21. ASSIGNABILITY

    21.1 This Agreement is binding upon and shall inure to the benefit of the Licensor, its successors and assigns, but shall assignable by the Licensee only with the written consent of the Licensor, which consent shall not be unreasonably withheld.

22. LATE PAYMENTS

    22.1 In the event royalty payments or fees are not received by the Licensor when due, the Licensee shall pay to the Licensor interest charges at a rate of ten percent (10%) simple interest per annum. Such interest shall be calculated from the date payment was due until actually received by the Licensor.

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23. WAIVER

    23.1 It is agreed that no waiver of any party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

24. FAILURE TO PERFORM

    24.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

25. GOVERNING LAWS

    25.1 This Agreement shall be interpreted and construed in accordance with the laws of the State of California, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application. Th exclusive jurisdiction and venue for any dispute between the parties arising out of this Agreement, or any term or condition thereof, shall be the Superior Court of California, County of San Diego, or the United States District Court, Southern District of California.

26. PREFERENCE FOR UNITED STATES INDUSTRY

    26.1 Because this Agreement grants the exclusive right to use or sell the Invention in the United States, the Licensee agrees that any products embodying this Invention or product through the use thereof will be manufactured substantially in the United States.

27. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

    27.1 If this Agreement or any associated transaction is required by the law of any nation to either approved or registered with any governmental agency, the Licensee shall assume all legal obligations to do so and all costs and expenses related thereto.

28. EXPORT CONTROL LAWS

    28.1 The Licensee shall observe all applicable United States and foreign laws relating to this Agreement, including those with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

29. SECRECY

    29.1 With regard to confidential information ("Data"), which can be oral or written or both, received from the Licensor regarding this Invention, during their term of this Agreement and for five (5) years thereafter the Licensee shall, and shall cause its Affiliates and sublicensees:

  (1)
  not to use Data except for the sole purpose of performing under the terms of this Agreement;

  (2)
  safeguard the Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

  (3)
  not to disclose Data to others (except to its employees, agents, or consultants, Affiliates or sublicensees who are bound to Licensee by a like obligations of confidentiality) without the

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    express written consent of the Licensor, except that Licensee shall not be prevented from using or disclosing any of the Data:

    (a)
    which Licensee can demonstrate by written records previously known to it;

    (b)
    which is now, or becomes in the future, public knowledge other than through acts or omissions of Licensee; or

    (c)
    which is lawfully obtained by Licensee from sources independent of the Licensor; and

    (d)
    which is required to be disclosed under the California Public Records Act or other applicable laws.

30. MISCELLANEOUS

    30.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

    30.2 This Agreement shall not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

    30.3 No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

    30.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

    30.5 In the event that any of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

    IN WITNESS WHEREOF, both the Licensor and the Licensee have executed this Agreement, in duplicate originals, by their respective duly authorized officers and/or agents on the day and year hereinafter written.

For:	VYREX CORPORATION	For:	VDF FUTURECEUTICALS, INC.
By:	G. Dale Garlow	By:	Jeff Van Drunen
	President and Chief Executive Officer		Vice President
	/s/ G. DALE GARLOW		/s/ JEFF VAN DRUNEN
Date:	September 11, 2000	Date:	September 15, 2000

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LICENSE AGREEMENT
RECITALS
1. DEFINITIONS
2. EXCLUSIVE GRANT
3. SUBLICENSES
4. LICENSE-ISSUE FEE, LICENSE MAINTENANCE FEES AND MILESTONE PAYMENTS
5. ROYALTIES
6. DUE DILIGENCE
7. PROGRESS AND ROYALTY PAYMENTS
8. BOOKS AND RECORDS
9. RESEARCH AND DEVELOPMENT
10. TERM OF THE AGREEMENT
11. TERMINATION BY THE LICENSOR
12. TERMINATION BY LICENSEE
13. DISPOSITION OF PRODUCTS AND PROPERTY UPON TERMINATION
14. USE OF TRADEMARKS AND NAMES
15. LIMITED WARRANTY
16. PATENT COSTS AND MAINTENANCE
17. PATENT MARKING
18. PATENT INFRINGEMENT
19. INDEMNIFICATION
20. NOTICES
21. ASSIGNABILITY
22. LATE PAYMENTS
23. WAIVER
24. FAILURE TO PERFORM
25. GOVERNING LAWS
26. PREFERENCE FOR UNITED STATES INDUSTRY
27. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION
28. EXPORT CONTROL LAWS
29. SECRECY
30. MISCELLANEOUS